UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

NUVERA COMMUNICATIONS, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee paid previously with preliminary materials

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11

NUVERA COMMUNICATIONS, INC
27 North Minnesota Street
New Ulm, Minnesota 56073
(507) 354-4111

NOTICE OF ANNUAL MEETING
OF SHAREHOLDERS TO BE HELD ON
THURSDAY, MAY 21, 2026

The Annual Meeting of Shareholders (Annual Meeting) of Nuvera Communications, Inc. (“Nuvera” or the “Company”), will be held on Thursday, May 21, 2026, at 10:00 a.m., Central Daylight Time. The Annual Meeting will be a virtual meeting of shareholders, which will be conducted via a live webcast. It is important to note that Nuvera shareholders have the same rights and opportunities to participate in this virtual meeting as if they were attending an in-person meeting. You will be able to participate in the Annual Meeting, vote, and submit your questions via the live webcast by visiting www.virtualshareholdermeeting.com/NUVR2026. The Annual Meeting will be held for the following purposes:

(1)	To elect two directors to serve for a three-year term ending at the 2029 annual meeting of shareholders and until their successors are duly elected and qualified.

(2)	To ratify the appointment of Olsen Thielen & Co., Ltd. as the Company’s independent registered public accounting firm for the year ended December 31, 2026.

(3)	To act on a shareholder proposal, if properly presented.

The Board of Directors (“Board”) has fixed the close of business on March 26, 2026, as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting and any adjournment thereof.

BY THE ORDER OF THE BOARD OF NUVERA COMMUNICATIONS, INC. /s/ Kathleen K. Lund Kathleen K. Lund - Corporate Secretary

New Ulm, Minnesota

April 10, 2026

INFORMATION CONCERNING SOLICITATION AND VOTING – YOUR VOTE IS IMPORTANT. Whether or not you expect to attend the meeting, please sign, and date the proxy and return it promptly in the enclosed envelope or take advantage of the option to vote by Internet or telephone. If you choose to return the proxy card by mail, we have enclosed an envelope, for which no postage is required if mailed in the United States. You may also vote your shares electronically, either over the Internet at www.proxyvote.com or by touch-tone telephone at 1-800-690-6903.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING TO BE HELD ON MAY 21, 2026.

This Proxy Statement, along with the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, are available free of charge on the following website: www.proxyvote.com.

NUVERA COMMUNICATIONS, INC
27 North Minnesota Street
New Ulm, Minnesota 56073
(507) 354-4111

PROXY STATEMENT
ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD ON THURSDAY, MAY 21, 2026

QUESTIONS AND ANSWERS

What is the purpose of this Proxy Statement?

The notice of Annual Meeting and this proxy statement will be made available to shareholders beginning on or about April 10, 2026, for the solicitation of proxies for the Annual Meeting and any adjournment thereof, to be held commencing at 10:00 a.m., Central Daylight Time, Thursday, May 21, 2026. The Annual Meeting will be a virtual meeting of shareholders that will be conducted via live webcast. You will be able to participate in the Annual Meeting, vote, and submit your questions via live webcast by visiting www.virtualshareholdermeeting.com/NUVR2026.

Who is soliciting proxies?

The Board is soliciting the enclosed proxy and the Company will pay the cost of the solicitation, including preparing, assembling, and mailing the proxies and solicitation materials. In addition, the directors, officers, and regular employees of the Company may solicit proxies personally or by telephone, for which they will receive no financial consideration other than their regular compensation. The Company will also request brokerage houses, nominees, custodians, and fiduciaries to forward soliciting materials to the beneficial owners of the shares of the Company common stock held as of the record date and will reimburse these persons for their reasonable expenses that are incurred.

Who can vote at the Annual Meeting?

Holders of the Company’s common stock at the close of business on March 26, 2026, are entitled to notice of and to vote at this Annual Meeting. Shareholders are entitled to one vote for each share held on the March 26, 2026, record date. On that date, there were 5,215,348 shares outstanding. In addition, shareholders have the right to cumulate votes in the election of directors, as described on page 6.

How do I vote?

Registered Shareholders. If your shares are registered in your name, you may vote by proxy in ONE of the following three ways:

●

By Internet – You may vote using the Internet at the website www.proxyvote.com. You can transmit the voting instructions via electronic delivery of the information up until 10:59 p.m., Central Daylight Time, the day before the Annual Meeting, or May 20, 2026. Use the proxy card when accessing the website and follow the instructions to obtain the records and to create an electronic voting instruction form.

●

By telephone – You may vote by using the toll-free telephone number, 1-800-690-6903. Using a touch-tone telephone, you can transmit the voting instructions up until 10:59 p.m., Central Daylight Time, the day before the Annual Meeting, or May 20, 2026. Use the proxy card when you call and follow the instructions provided.

●

By mailing – You may vote your shares by marking, signing, dating, and returning your Proxy Card in the postage paid envelope provided, addressed to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. Broadridge must receive proxy cards on or before May 20, 2026.

The Internet and telephone voting procedures have been set up for your convenience and were designed to authenticate your identity and allow you to give voting instructions and confirm that those instructions have been recorded properly.

Beneficial Owners/Nominee Shares. If your shares are held by a bank, broker, trustee, or some other nominee, that entity will give you separate voting instructions. You must follow these instructions to vote your shares of Nuvera common stock.

Whether you choose to vote over the Internet, by telephone, by mail or through the instructions provided by your broker or other nominee, your voting choices are the same. For each of the two nominees for director in Proposal 1, you may vote FOR or WITHHOLD, which is the equivalent of a vote against a nominee. You can specify whether you want to vote FOR, AGAINST, or ABSTAIN on Proposal 2, the ratification of the appointment of the independent registered public accounting firm. You can also specify whether you want to vote FOR, AGAINST, or ABSTAIN on Proposal 3, the shareholder proposal. The vote on the shareholder proposal is advisory and not binding on Nuvera or the Board.

If you make these specifications, your shares will be voted as you direct. If you sign, date, and return your proxy card, but do not specify how you want to vote, your shares will be voted FOR the election of all director nominees, FOR the ratification of the appointment of the independent registered public accounting firm and ABSTAIN on the shareholder proposal.

As far as our management is aware, no matters other than those described in this proxy statement will be acted upon at the Annual Meeting. In the event that any other matters properly come before the Annual Meeting calling for a vote of shareholders, the persons named as proxies in the enclosed form of proxy will vote in accordance with their best judgment.

The Nuvera Board’s Vote Recommendations

The Board recommends that you vote:

●	“FOR” each director nominee identified in Proposal 1
●	“FOR” Proposal 2, the ratification of the appointment of Olsen Thielen & Co., Ltd. as the Company’s independent registered public accounting firm for the year ended December 31, 2026

The Board is not making any voting recommendation with respect to Proposal 3, the shareholder proposal.

How to Participate in the Virtual Annual Meeting

If you were a shareholder of record as of March 26, 2026, or if you hold a legal proxy or broker’s proxy card for the Annual Meeting provided by your bank, broker, or nominee, you can attend virtually, vote, and submit questions at the Annual Meeting.

To attend virtually and participate in the Annual Meeting as a shareholder, go to www.virtualshareholdermeeting.com/NUVR2026, and when prompted, enter the 16-digit control number that appears your proxy card, your notice of Internet Availability, or the instructions included in your proxy materials. If you are a beneficial shareholder, you may contact the bank, broker, or other institution where you hold your account if you have questions about obtaining your control number.

Once you are admitted to the meeting as a shareholder, you may vote during the Annual Meeting and also submit questions by following the instructions available on the virtual meeting website during the meeting. We encourage you to log into this website and access the virtual meeting at least 15 minutes before the start of the meeting.

On the virtual shareholder meeting page, shareholders have the ability to select a topic and type their question in the “Ask a Question” field during the meeting. We have the ability to customize topics (or remove), limit the number of questions per control number, as well as set a character limit per question, or combine similar questions. Shareholders do not have the ability to verbally ask a question during the meeting.

In addition, Nuvera welcomes shareholders to submit questions in advance of the Annual Meeting by submitting the questions on the Company’s website at www.nuvera.net. On the Company’s website, select “About,” “Investor Updates” and scroll down to “Investor Inquiry” to enter your question.

Those without a 16-digit control number may attend the 2026 Annual Meeting virtually as a guest, but they will not have the option to vote shares or submit questions during the virtual meeting. Go to www.virtualshareholdermeeting.com/NUVR2026 and, when prompted, register as a guest in order to listen to the meeting.

Participants should ensure that they have a strong Wi-Fi connection wherever they intend to participate in the Annual Meeting. If shareholders encounter any difficulties while accessing the virtual meeting during check-in or meeting time, a technical assistance phone number is available on the virtual meeting registration page 15 minutes prior to the start of the meeting. Representatives will be available to provide general information including technical support, browser testing, the date and time of the meeting, the web address and how get onto the virtual meeting.

May I change my vote?

Your proxy may be revoked at any time before it is voted. If you are a shareholder of record, you may change your vote in one of three ways:

●	Sending a written notice addressed to the Chief Executive Officer (CEO) of the Company, which must be received prior to the Annual Meeting, stating that you want to revoke your proxy,
●	Complete and submit a new proxy card, or cast a new vote by telephone or Internet, or
●	Attend the Annual Meeting and vote during the virtual Annual Meeting. Your attendance alone, however, will not revoke your proxy.

If your shares are held by a bank, broker, trustee, or some other nominee and you have instructed that nominee to vote your shares, you must follow the procedure provided by the nominee to change these instructions and revoke your proxy.

Quorum, Abstentions, and Broker Non-Votes

The presence, in person or by proxy, of the shareholders of 35% of the shares of common stock outstanding and entitled to vote is necessary to constitute a quorum for the transaction of Company business at the Annual Meeting. A shareholder is counted as present at the Annual Meeting if the shareholder attends the online Annual Meeting and votes at the Annual Meeting or the shareholder has properly submitted a proxy by mail, telephone, or Internet.

All votes will be tabulated by the inspector of election for the Annual Meeting, who will separately tabulate affirmative and negative votes, abstentions, and broker non-votes.

If a properly executed proxy is returned and the shareholder voted “ABSTAIN” on a matter, the shares represented by that proxy will be considered present at the Annual Meeting for purposes of determining a quorum and for purposes of calculating the vote but will not be considered to have been voted in favor of that matter.

If a properly executed proxy that is returned by a broker holding shares in street name indicates that the broker does not have discretionary authority as to certain shares to vote on one or more matters (broker non-votes), these shares will be considered present at the Annual Meeting for purposes of determining a quorum but will not be considered to be represented at the Annual Meeting for purposes of calculating the vote with respect to those matters.

Nuvera will file a Form 8-K with the Securities and Exchange Commission (SEC) within four business days after the meeting reporting the results of the Annual Meeting. In addition, the Company may post a summary of investor questions and management responses to the questions on the Company’s website after the meeting.

When are shareholder proposals due for the next Annual Meeting?

The proxy rules of the SEC permit shareholders of a company, after timely notice to the company, to present proposals for shareholder action in the company’s proxy statement where the proposals are consistent with applicable law, pertain to matters appropriate for shareholder action and are not properly omitted by company action in accordance with Commission’s proxy rules. The 2027 Annual Meeting of Nuvera is expected to be held on or about May 20, 2027, and proxy materials in connection with that meeting are expected to be made available on or about April 12, 2027. Shareholder proposals prepared in accordance with the Commission’s proxy rules to be included in the Company’s 2027 Proxy Statement must be received at the Company’s corporate office, 27 North Minnesota Street, New Ulm, Minnesota 56073. Attention: CEO, by December 11, 2026, to be considered for inclusion in the Board’s Proxy Statement and proxy card for the 2027 Annual Meeting. Any proposal must be in writing and signed by the shareholder. In addition, if the Company is not notified by February 24, 2027, of a matter to be brought before the 2027 Annual Meeting by a shareholder, the proxies held by management may provide the discretion to vote against the proposal even though it is not discussed in the proxy statement for the meeting.

Shareholder Suggestions for Nominees for Directors

The Company’s Corporate Governance and Nominating Committee will consider shareholder suggestions for nominees for election to the Company’s Board if these suggestions are in writing and include biographical data and a description of the nominee’s qualifications. These suggestions must also be accompanied by the written consent of each nominee and can be mailed to the Corporate Governance and Nominating Committee, Nuvera Communications, Inc., Attention: Corporate Secretary, 27 North Minnesota Street, New Ulm, Minnesota 56073. The Corporate Secretary must receive these suggestions no later than December 11, 2026.

PROPOSAL 1 – ELECTION OF DIRECTORS

There are currently eight directors serving on the Board and each director serves a three-year term. The terms of two directors will expire at the Annual Meeting and accordingly, two directors will be elected at the Annual Meeting. The Board has nominated and recommends for election, James J. Seifert, and Colleen R. Skillings. Mr. Seifert and Ms. Skillings currently serve as a director and have agreed to stand for re-election. Biographical information on each of the nominees and all continuing directors is set forth on the following pages.

We recommend that each shareholder vote in favor of these nominees. The Board believes that each named nominee will be able to serve, but if any of the nominees are unable to stand for election, the Board may designate a substitute. Shares represented by proxies may be voted for the substitute but will not be voted for more than the two nominees. The two nominees receiving the greatest number of votes will be elected.

Directors are elected by a plurality of the votes cast, i.e., the nominees receiving the greatest number of votes will be elected. For each share held, shareholders may cast one vote for each of the two director positions to be filled at this Annual Meeting. Each shareholder entitled to vote also has the right to vote shares on a cumulative basis in the election of directors by giving written notice of intent to do so to any officer of the Company before the Annual Meeting, or to the presiding officer at the Annual Meeting at any time before the election. If notice of this intent is given, the presiding officer at the Annual Meeting will announce before the election of directors that shareholders may vote their shares on a cumulative basis by multiplying the number of shares held by the shareholder by the number of directors to be elected. Each shareholder then may cast that shareholder’s votes for one candidate or may distribute the votes among any number of candidates. However, in an uncontested election (such as at the Annual Meeting, where the number of nominees does not exceed the number of directors to be elected), cumulative voting will not change the outcome of the election of directors.

If no shareholder provides a notice of such intent, the nominees who receive the affirmative vote of the holders of a plurality of the voting power of the shares present and entitled to vote at the Annual Meeting will be elected to serve on the Board.

Votes cast for a nominee will be counted in favor of election. Broker non-votes will not count either in favor of or against election of a nominee. See the next paragraph for a discussion of the effect of a “withheld” vote. The persons appointed as proxies in the accompanying proxy card will vote for the election of the Board’s nominees unless authorization to do so is withheld.

The Company has adopted governance guidelines that provide that in an uncontested election of directors any nominee for director who receives a greater number of “withheld” than “for” votes must tender a written offer to resign from the Board within five business days of the certification of the shareholder vote by the inspector of elections. The Governance and Nominating Committee will then consider and make a recommendation to the full Board on whether to accept the resignation, following the procedure set forth in Section 29 of the Board Corporate Governance Guidelines, which are available at Nuvera.net.

Your Board recommends a vote FOR these nominees. Shares represented by proxy will be voted FOR the nominees unless you specify otherwise in your voting instructions.

BOARD OF DIRECTORS

The following biographies contain information, including business experience and memberships on other Boards pertaining to the nominees standing for election, as well as for other continuing directors. Unless otherwise indicated, all information is given as of March 26, 2026. Information concerning beneficial ownership of the Company’s common stock as of March 26, 2026, can be found on page 19. We are not aware of any arrangement or understanding pursuant to which any individual is to be selected as a director or nominee. There are no familial relationships between any director and Executive Officer.

NOMINEES FOR ELECTION

To Serve a Three-Year Term Expiring In 2029

James J. Seifert

Term:	Current term expires in 2026. Independent Director since 2017.

Recent Business Experience:	Mr. Seifert is currently a Shareholder in the law firm of Fafinski Mark & Johnson, P.A. (FMJ). Mr. Seifert practices in FMJ’s General Corporate & Business and Mergers & Acquisitions groups. Mr. Seifert served from 2010-2017 as Executive Vice President, General Counsel and Corporate Secretary for Ecolab, Inc., a Fortune 200 Company. In that capacity, he was responsible for all legal, regulatory, government relations, intellectual property, and safety matters. Ecolab conducts business in 170 countries.

Company Committees:	Mr. Seifert serves as Chairman of the Board and had served as a member of the Corporate Governance and Nominating Committee and Audit Committee.

Other Directorships:	Mr. Seifert is a past board member of the Science Museum of Minnesota, Twin Cities Public Television, Vice-Chair of the Dean’s Advisory Council of the Humphrey School of Public Affairs at the University of Minnesota, the Dean’s Advisory Board at the University of St. Thomas Law School, Despatch Industries, and the Minnesota Job Skills Partnership Board. He is also past Chairman, Riverwood District, Northern Star Council, Boy Scouts of America.

Selection Criteria:	Mr. Seifert brings to the Board a rich and diverse background in public company governance, ethics, business strategy as well as a background in technology and innovation. Mr. Seifert has represented large public companies for over 30 years and has extensive experience in government affairs and government relations, including service in the Minnesota House of Representatives where he was named first-term Legislator of the Year. He has a deep commitment to community service and has a long record of volunteering for non-profit organizations. The Board believes that Mr. Seifert contributes to the Board and the Committees on which he serves through his business judgement in representing public companies for 33 years and his corporate strategy and governance experience.

Age:	69

Colleen R. Skillings

Term:	Current term expires in 2026. Independent Director since 2014.

Recent Business Experience:

Ms. Skillings currently serves on the Board of the Company. Ms. Skilling currently serves as CEO/Chief Financial Officer (CFO) for Minnesota Valley Testing Laboratories, Inc. (MVTL). In her current position, Ms. Skillings oversees all of MVTL’s general operations, accounting, finance, financial planning, audit, tax, purchasing, human resources and IT activities. In addition, she serves on MVTL’s Executive Team, which is responsible for the oversight and overall operations, and strategic planning of the company. Ms. Skillings maintains her Certified Public Accountant’s license. Prior to working at MVTL, Ms. Skillings was an Accounting and Auditing Manager for Biebl, Ranweiler, Christensen, Meyer, Thompson and Company and a Senior Auditor for the Office of the Legislative Auditor.

Company Committees:	Ms. Skillings serves as a member of the Corporate Governance and Nominating Committee and Audit Committee.

Other Directorships:	Currently serves as Treasurer and Board member of the New Ulm Rotary Club; President of Sunset Apartments; New Ulm Public Utilities Commissioner; New Ulm Area Foundation Board Member; Past Board member for Oak Hills Living Center, New Ulm, Minnesota; formally served as Chair for MBW Company, a New Ulm based social services provider; Trustee and Finance Committee member for the Southern Minnesota Initiative Foundation; Community Advisory member for United Prairie Bank; New Ulm Chamber of Commerce Board Member; and Treasurer and Board Member for the Council for the Arts in New Ulm.

Selection Criteria:	Ms. Skillings brings 4 years of CEO experience, 26 years of CFO experience and 15 years of public accounting experience to the Board. The Board has determined that Ms. Skillings satisfies the criteria adopted by the SEC to serve as an “Audit Committee Financial Expert.” The Board believes that Ms. Skillings contributes to the Board and the Committees on which she serves with her business, CEO, CFO, and public accounting firm experience.

Age:	64

THE BOARD RECOMMENDS A VOTE "FOR" EACH NOMINEE FOR DIRECTOR

CONTINUING DIRECTORS

Nathan D. Knuth

Term:	Current term expires in 2028. Independent Director since 2025.

Recent Business Experience:

Mr. Knuth is the CTO and Vice President of Engineering for Innovative Systems, LLC and in that role has responsibility for all development of Innovative Systems’ products, including telecom billing, financials, mapping, provisioning, and video products. Mr. Knuth’s prior business experience includes software architect in the CTO Group for Enphase Energy, a consumer solar manufacturer. He has also provided leadership with several start-up companies, including Tibit Communications, where he was Vice President of Development and interfaced with the Central Office Re-Architected as DataCenter (CORD) Project; Cerra, where he was Vice President of Engineering; and Cyan Optics, which became a publicly traded company, and where he led software development. Mr. Knuth holds a master’s degree in Telecommunications and Networking from the University of Pennsylvania, an Electrical Engineering degree from the University of Notre Dame, and undergraduate degree from the University of St. Thomas.

Company Committees:	Mr. Knuth serves as a member of the Corporate Governance and Nominating Committee.

Other Directorships:	Mr. Knuth currently serves as a Board member and President of Woodstock Communications, Inc. in Ruthton, Minnesota. Mr. Knuth previously served on the Board of Sebastopol Independent Public Charter School, Sebastopol, California and as President of the Sebastopol Independent Public Charter School.

Selection Criteria:	Mr. Knuth brings to the Board 29 years of technical and business experience including specific experience with the design, development, and deployment of telecommunications equipment and networking. Due to Mr. Knuth’s passion for leading teams to bring products to market, and his extensive background in telecommunications, the Board believes that Mr. Knuth will contribute to the Board and the Committees on which he serves.

Age:	55

Dennis E. Miller

Term:	Current term expires in 2027. Independent Director since 2009.

Recent Business Experience:

Mr. Miller currently serves on the Board of the Company. Mr. Miller served as President and CEO of Midwest Wireless Holdings in Mankato, Minnesota, where he was responsible for strategic development, including consolidating partnerships; identifying, financing, acquiring, and integrating new markets; integrating multiple network technologies; and innovating product development and deployment. Mr. Miller led Midwest Wireless from a start-up Company, culminating in successfully completing its sale to Alltel Wireless for $1.075 billion in 2006. Mr. Miller also served as Vice President of Minnesota Operations for Pacific Telecom Cellular, Appleton, Wisconsin, where he served as the senior state executive in Minnesota and was responsible for the development of 10 rural service areas for wireless services and developing business policies, practices, and operations for businesses. Mr. Miller also has prior business experience in sales, including leading sales teams and developing sales and distribution programs and processes.

Company Committees:	Mr. Miller serves as Chair of the Compensation Committee and also serves as a member of the Executive Committee.

Other Directorships:	Mr. Miller has served as a Board Member for DALA, Inc., a reseller of wireless telecommunications services. Mr. Miller has served as a Board Member for Sensor International, a manufacturer of optic lenses to ophthalmologists; Coughlan Companies (Governance Committee Chair), a publishing firm, Mankato, Minnesota; Jordan Sands LLC, a Minnesota based mining firm and affiliate of Coughlin Companies; Member, CTIA – The Wireless Association Board (also serving on the Executive Committee, Treasurer and Chair of Small Operators Caucus); Member, Rural Cellular Association – past President; Member, Immanuel St. Joseph’s – Mayo Health System Board (including Vice Chair of regional Mayo owned and operated health system of clinics and hospitals, Compensation Committee Chair and Finance Committee); Member, Minnesota Telecom Alliance (Wireless Committee Chair).

Selection Criteria:	Mr. Miller brings to the Board his experience on the Board of the Company, his experience on other Boards and his wireless telecommunications experience. Due to Mr. Miller’s extensive experience in the wireless telecommunications industry, his experience in regulatory and legislative affairs, at both the state and federal level, and his participation on business and industry Boards, the Board believes that Mr. Miller contributes to the Board and the Committees on which he serves.

Age:	66

Brian D. Olsem

Term:	Current term expires in 2028. Independent Director since 2025.

Recent Business Experience:

Mr. Olsem currently serves as CEO for Mobile Dealer Data LLC, a real time location services systems for car dealers and as GM of Sand Creek LLC, a high-end cabinet manufacturer for home contractors. Mr. Olsem previously served as CEO of Versare Solutions, LLC, President of Taylor Digital, President of LifePics, Director of E-commerce for Taylor Corporation, President of Taylor Strategic Accounts, President of Taylor Services and Technology Division, and President of James Tower. Prior to business management, Mr. Olsem served a variety of roles in Information Technologies (IT) computer telecommunications and computer development in a handful of companies in Southern Minnesota.

Company Committees:	Mr. Olsem serves as serves as a member of the Compensation Committee.

Other Directorships:	Currently serves as a Board member for Versare Solutions, Mobile Dealer Data and Business Mentor for AstroHQ, and as a mentor for Minnesota Emerging Software Advisory. Previously served as a Board member for Nifty Home Products and Persuade Loyalty.

Selection Criteria:	Mr. Olsem brings to the Board his experience on other Boards, his past business leadership roles, and past IT computer experience with various companies. The Board believes that Mr. Olsem contributes to the Board through his past business experience and other Board experience.

Age:	59

Bill D. Otis

Term:	Current term expires in 2028. Director since 2016.

Recent Business Experience:

Mr. Otis currently serves on the Board of the Company. Prior to his retirement in in 2019, Mr. Otis had served as President and CEO of Nuvera. Mr. Otis joined the Company in 1979 as the Controller and was promoted to President and CEO in 1982. Under his guidance and vision, Nuvera became a well-established communications company and in 2018 rebranded and changed its name from New Ulm Telecom, Inc. to Nuvera Communications, Inc. During his tenure, Company revenues grew from $3.65 million in 1982 to $64.9 million in 2019. Nuvera currently has 11 offices and proudly serves 43 communities. He is a graduate of Winona State University with bachelor’s degrees in accounting and business administration.

Company Committees:	Mr. Otis serves as a member of the Audit Committee and as a member of the Executive Committee.

Other Directorships:	Mr. Otis currently serves as Board Chair and a member of the Senior Executive, Audit, and Compensation committees for Alliance Bank. Mr. Otis’s past leadership roles include Chair of the Board of Broadband Visions, LLC; Independent Emergency Services, LLC; Southern Minnesota Broadband, LLC; Hector Communications Corporation and Midwest Wireless, LLC. Mr. Otis was also a Board Member for FiberComm, LC, Minnesota Telecom Alliance, OPASTCO, United States Telephone Association, Cellular 2000, Switch 2000, New Ulm Chamber of Commerce, Board of New Ulm Economic Development Corporation, United Way (New Ulm area), and Ducks Unlimited (local chapter). Mr. Otis was also a member of the National Telephone Cooperative Association Governance Advisory Committee. Mr. Otis was inducted into the Minnesota Business Hall of Fame in 2020, honoring a lifetime of achievement and leadership in Minnesota business.

Selection Criteria:	Mr. Otis brings more than 45 years of experience in the communications industry and has intimate knowledge of our Company and its history. Mr. Otis’s experience on other Boards and his extensive communication industry background, along with his numerous other leadership roles within the community qualifies him to serve on the Board of the Company. Mr. Otis’s experience in finance and operation management, merger and acquisition activities, development of collaborative initiatives and his years of executive leadership experience give Mr. Otis a wide-ranging perspective regarding Nuvera’s opportunities and challenges. The Board believes that Mr. Otis contributes to the Board with his experience as the Company’s former CEO and his vast knowledge of the communication industry.

Age:	68

Wesley E. Schultz

Term:	Current term expires in 2027. Independent Director since 2012.

Recent Business Experience:

Mr. Schultz currently serves on the Board of the Company. Mr. Schultz served as the CFO of Rural Cellular Corporation (RCC), a wireless communications company, headquartered in Alexandria, Minnesota. Prior to its sale to Verizon Wireless, RCC was among the 50 largest publicly traded companies in Minnesota. At RCC, Mr. Schultz was involved in major business decisions, developing, and implementing strategic plans for growth and integrating its financial strategy responsible for all accounting and financing activities, including the SEC filings, and reporting. Mr. Schultz was also involved in financial planning and analysis, treasury, budgeting, audit, tax, accounting, human resources, purchasing, insurance and the oversight of company-owned and leased office facilities nationwide. In addition to serving as its CFO, he was Executive Vice President and a member of the Board.

Prior to working at RCC, Mr. Schultz served as CFO for two companies, Spanlink, Inc. and Serving Software, Inc, where he led their initial public offerings.

Company Committees:	Mr. Schultz serves as the Chair of the Audit Committee and serves as a member of the Compensation Committee.

Other Directorships:	Currently serves as a Board member for Geneva Capital, LLC, an equipment leasing company, Alexandria, Minnesota; served as a Board member for RCC, a wireless communications company, Alexandria, Minnesota; Professional Support Solutions, Inc., an IVR and CTI support solutions and integration company, Dublin, California; and OrthoCor Medical, Inc., an innovator of devices utilizing pulsed electromagnetic frequency and thermal technologies to alleviate joint pain and minimize swelling, Minneapolis, Minnesota.

Selection Criteria:	Mr. Schultz brings to the Board his experience on the Board of the Company, 18 years of CFO experience, including 13 years of public company experience in the telecommunications industry, along with his background and experience in accounting and reporting. The Board has determined that Mr. Schultz satisfies the criteria adopted by the SEC to serve as an “Audit Committee Financial Expert.” The Board believes that Mr. Schultz contributes to the Board and the Committees on which he serves.

Age:	69

Suzanne M. Spellacy

Term:	Current term expires in 2027. Independent Director since 2012.

Recent Business Experience:

Ms. Spellacy currently serves on the Board of the Company. Ms. Spellacy is the General Counsel for the Minnesota Timberwolves (NBA) and Minnesota Lynx (WNBA) professional basketball teams and in that role has responsibility for all legal matters including contract negotiations, corporate transactions, litigation, intellectual property, risk management, and compliance. Ms. Spellacy’s prior business experience includes serving as Vice President and General Counsel for Taylor Corporation and as General Counsel of Jack Link’s Protein Snacks. Ms. Spellacy was a shareholder in the Twin Cities law firm of Winthrop and Weinstine, P.A. before she joined Taylor Corporation. She received her law degree from the University of Minnesota and undergraduate degree from the College of St. Benedict.

Company Committees:	Ms. Spellacy serves as the Chair of the Corporate Governance and Nominating Committee and as a member of the Compensation Committee.

Other Directorships:	Currently serves as a Board member for the Child and Family Advocacy Center of South-Central Minnesota. Previously served on the Board of Southern Minnesota Advocates; Minnesota Job Skills Partnership Board; as Board Chair of the Greater Mankato Early Learning Initiative; Greater Mankato YMCA; Loyola Catholic School Board of Trustees; and as President of Loyola Catholic School Board.

Selection Criteria:	Ms. Spellacy brings to the Board her experience on the Board of the Company, 31 years of legal and business experience, including experience with business transactions, mergers and acquisitions, executive compensation, employee benefits, employment law, and other legal matters. She has been an active member of the community and brings her leadership skills from her executive leadership roles as well as her service with many community organizations. The Board believes that Ms. Spellacy contributes to the Board and the Committees on which she serves.

Age:	60

CORPORATE GOVERNANCE

Director Independence

All of the Company’s eight current directors meet the criteria for independence under the rules of the SEC and Rule 5605(a)(2) of the Nasdaq marketplace.

Director Qualifications

Criteria for Membership

The Company’s Corporate Governance and Nominating Committee is responsible for annually reviewing the composition of the Board for desired skills and characteristics of directors, as well as the composition of the Board as a whole.

Terms, Limitations and Retirement

Directors are elected to three-year terms. The Board does not believe it should establish a limit on the number of times that a director may stand for election. There is not an age limit for appointment or election as a Director.

Ownership of Company Stock

The Company’s Articles of Incorporation require directors to be shareholders. As shown in the table entitled “Security Ownership of Certain Beneficial Owners and Management,” all current Nuvera directors, director nominees, and executive officers are Nuvera shareholders. The Company currently compensates its directors in part, in Nuvera common stock and if elected to the Board, any new director will be issued Nuvera common stock in connection with that individual’s election to the Board.

Selecting Nominees for Election to the Board

The Corporate Governance and Nominating Committee is the standing committee responsible for recommending to the full Board the nominees for election as directors at our annual shareholder meetings. The Company’s Bylaws call for the Board to then select nominees to stand for election. In making its recommendations, the Committee reviews the composition of the full Board to determine the qualifications and areas of expertise needed to further enhance the composition of the Board and works with management in attracting candidates with those qualifications. Although the Committee does not have a formal policy regarding diversity, the Committee seeks to provide the Board prospective nominees that reflect diversity in background, education, gender, business experience, skills, business relationships and associations, and other factors that would contribute to the Board’s governance of the Company.

Other Board Information

Frequency of Meetings

The Board typically holds twelve regularly scheduled meetings per year. If necessary, special meetings of the Board are held as determined by the Board.

Annual Evaluations

The Corporate Governance and Nominating Committee conducts or causes to be conducted annual evaluations to assess the Board’s performance and composition.

Executive Sessions of Independent Directors

The Company’s independent directors regularly meet in executive sessions (without members of management present).

Committees

The Board has four standing Committees: (i) Audit, (ii) Compensation, (iii) Corporate Governance and Nominating, and (iv) Executive. The composition and role of each committee is described below under “The Board and Committees.”

CEO and Management Succession

The Corporate Governance and Nominating Committee conducts periodic reviews to assess the succession planning for the Company’s executive officers. In the event of the loss of the CEO or any other executive officer, the Board will determine how to implement the existing succession plan and, in the case of the CEO, determine interim management of the Company.

Review and Access to Guidelines

The Corporate Governance and Nominating Committee reviews the Company’s Corporate Governance Policy annually, and if deemed appropriate, recommends amendments to the Board.

Insider Trading Policy; Anti-Hedging Policy; No Short Sales

To ensure alignment of the interests of our directors, officers and employees with our shareholders, the Company’s Insider Trading Policy prohibits directors, officers, employees, and third parties such as consultants and contractors who may have access to material nonpublic information (MNPI) in the course of their activities for the Company from engaging in any (i) options transaction, (ii) short sales, or (iii) hedging transactions with respect to the Company’s common stock. This policy also prohibits these individuals from purchasing the Company’s common stock on margin (other than in connection with a cashless exercise of stock options (options) through a broker under the Company’s equity plans). Pledging the Company’s securities as collateral to secure loans is prohibited. The Company’s Insider Trading Policy is filed as an exhibit to the Company’s Form 10-K.

Communication with the Board

The Board has implemented a process by which Company shareholders may send written communications to the Board’s attention. Any shareholder desiring to communicate with the Board, or one or more of its directors may send a letter addressed to:

Nuvera Communications, Inc.

Attention: Corporate Secretary (Board Matters)

27 North Minnesota Street

New Ulm, Minnesota 56073

The Board has instructed the Corporate Secretary to promptly forward all communications received to the full Board or the individual Board members specifically addressed in the communication, without first screening those communications.

The Company encourages all its Directors and Officers to attend the Annual Meeting. All eight of the Company’s current Directors attended the Company’s 2025 Annual Meeting, which was held virtually.

Code of Business Conduct

We have adopted a Code of Business Conduct and Ethics that applies to all Directors, executive officers and employees, including our principal executive officer, principal financial officer and principal accounting officer or persons performing similar functions. The Code of Business Conduct and Ethics includes the following principles related to the Company Directors, executive officers and employees:

●	Act with honesty and integrity,
●	Promote full, fair, accurate, timely and understandable disclosures in reports and documents filed with the SEC and other public communications,
●	Comply with laws, rules and regulations of governments and their agencies,
●	Respect the confidentiality of information acquired while performing work for the Company, except when authorized or otherwise legally obligated to disclose the information, and
●	Do not use confidential information of the Company for personal advantage or for the benefit of acquaintances, friends, or relatives.

The Code of Business Conduct and Ethics is publicly available by selecting the “About Us” tab drop down box and clicking on the “Investors” link on the Company’s website at www.nuvera.net. We intend to disclose (i) any amendments to, or (ii) waivers from, the Code of Business Conduct and Ethics applicable to our principal executive officer, principal financial officer and principal accounting officer or persons performing similar functions or with respect to the required elements of the Code of Business Conduct and Ethics, by disclosing the amendment or waiver on this website.

Risk Oversight

The Board and each Committee are involved in overseeing risk associated with the Company and its operations. The Board and Audit Committee monitor the Company’s credit risk, liquidity risk, regulatory risk, and cybersecurity risk through regular reviews with management, external auditors, and other advisors. In its periodic meetings with management and the Company’s independent registered public accounting firm, the Audit Committee discusses the scope and plan for the audits and includes management in its review of accounting and financial controls, assessment of business risks, and legal and ethical compliance programs. The Board and the Corporate Governance and Nominating Committee monitor the Company’s governance and succession risk through regular reviews with management and outside advisors. The Board and the Compensation Committee monitor the Company’s compensation and benefit policies and related risks through regular reviews with management and the Committee’s outside advisors. The Board and its Executive Committee monitor operational risk and enterprise risk by monitoring the Company’s overall strategic goals and objectives with management and the Board, and review and consider merger, acquisition, and growth opportunities for recommendation to the Board. The Board monitors any potential for reputation risk.

Board Leadership

The Company’s governance policy states that the Board Chair must be an independent director, which creates a separation of the roles between the CEO and Chair of the Board. The CEO is not a director. The Board feels that this structure ensures a greater role for the Chair, together with the active participation of the other independent directors, in setting agendas and establishing Board priorities and procedures.

Board of Director Committees

The Board currently consists of eight members with staggered terms of three years. The Board typically holds regular monthly meetings and several special meetings. It has established the following standing Committees: (i) Audit Committee, (ii) Compensation Committee, (iii) Corporate Governance and Nominating Committee, and (iv) Executive Committee. Committee Charters can be viewed on the Company’s website at www.nuvera.net. The Chair of the Board is an ex-officio member of all standing Committees. The Board held nine regular and one special meetings in 2025. All Committees met as required and each director attended 75% or more of the Board meetings and applicable Committee meetings on which he or she served.

Audit Committee

Members of the Audit Committee are Wesley E. Schultz (Chair), Bill D. Otis, and Colleen R. Skillings. All members of the Audit Committee are independent as defined in Rule 5605(a)(2) of the Nasdaq marketplace rules. Each member of the Audit Committee is financially literate, and all three members of the Committee have accounting or related financial management expertise. The Board has determined that Bill D. Otis, Wesley E. Schultz, and Colleen R. Skillings satisfy the criteria adopted by the SEC to serve as “Audit Committee Financial Experts.”

The Audit Committee is responsible for overseeing the Company’s accounting procedures, financial reporting processes and internal controls and audit. It consults with management and the independent registered public accounting firm on, among other items, matters related to the annual audit, the published financial statements and the accounting principles applied. As part of its duties, the Audit Committee appoints, evaluates, and retains the Company’s independent registered public accounting firm and evaluates that firm’s qualifications, performance, and independence. The Audit Committee has established policies and procedures for the pre-approval of all services provided by the independent registered public accounting firm.

The Audit Committee held five meetings in 2025. The Report of the Audit Committee is included on page 32 of this proxy statement.

Compensation Committee

Members of the Compensation Committee are Dennis E. Miller (Chair), Brian D. Olsem, Wesley E. Schultz, and Suzanne M. Spellacy. The Compensation Committee’s duties include evaluating employee compensation and benefit plans as well as staffing. The Compensation Committee also makes recommendations pertaining to the compensation of directors.

The Compensation Committee held three meetings in 2025. The Report of the Compensation Committee on Executive Compensation is included on page 33 of this proxy statement.

Corporate Governance and Nominating Committee

Members of the Corporate Governance and Nominating Committee are Suzanne M. Spellacy (Chair), Nathan D. Knuth and Colleen R. Skillings. The Corporate Governance and Nominating Committee is responsible for reviewing, addressing, and making recommendations to the Board on matters pertaining to appropriate governance standards, including the Board’s nominating process.

Board policy requires consideration of candidates for director positions as recommended by shareholders if the people recommended are qualified to serve on the Board. The Board may elect not to consider an unsolicited recommendation if no vacancy exists on the Board and the Board does not perceive a need to increase its size. For a director candidate to be considered for nomination at the Annual Meeting, the recommendation must be received by the Company as provided under “Shareholder Proposals for 2027 Annual Meeting” on page 37.

The Corporate Governance and Nominating Committee held four meetings in 2025.

Executive Committee

Members of the Executive Committee are James J. Seifert (Chair), Dennis E. Miller, and Bill D. Otis. The Executive Committee’s responsibilities include: (i) exercising the Board’s authority when the Board is not in session, (ii) monitoring the status of any litigation and making appropriate recommendations to the Board, and (iii) taking other actions delegated by the Board. The Executive Committee Charter is available on the Company’s website at www.nuvera.net.

The Executive Committee did not hold any meetings in 2025.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table includes information regarding beneficial ownership of the Company’s common stock as of March 26, 2026, by (a) each person who beneficially owns five percent or more of our common stock, (b) each director and nominee for director, (c) each executive officer, and (d) all directors, nominees, and executive officers as a group. Unless otherwise noted, each person identified below possesses sole voting and investment power with respect to such shares. Except as noted below, we know of no agreements among our shareholders that relate to voting or investment power with respect to our common stock.

The Company’s Articles of Incorporation restrict any individual or entity from beneficially owning more than seven percent of the outstanding capital stock of the Company. Specific details of this restriction are contained in Article III of the Company’s Articles of Incorporation.

Name and Address of Beneficial Owner	Shares (1)	Options vesting within 60 days of March 26, 2026	Total	Percent (2)

Minera Advisors LLC; David P. Cohen, 50 Monument Road, Suite 201, Bala Cynwyd, Pennsylvania, 19004 (3)	606,916			11.6%

Bill D. Otis	242,454		242,454	4.6%
Glenn H. Zerbe	11,909	145,221	157,130	2.9%
Curtis O. Kawlewski	15,910	53,266	69,176	1.3%
Barbara A.J. Bornhoft (4)	19,581	39,557	59,138	1.1%
Dennis E. Miller	54,687		54,687	*
Wesley E. Schultz	45,947		45,947	*
James J. Seifert	33,228		33,228	*
Suzanne M. Spellacy	25,170		25,170	*
Colleen R. Skillings	22,354		22,354	*
Nathan D. Knuth	4,765		4,765	*
Brian D. Olsem	3,878		3,878	*
All current directors, nominees and executive officers as a group (10)	460,302	198,487	658,789	12.2%

* Represents ownership of less than 1.0%

(1)

Beneficial ownership is determined in accordance with the rules of the SEC and includes voting or investment power with respect to securities. Securities "beneficially owned" by a person may include securities owned by or for, among others; the spouse, children, or certain other relatives of such person, as well as other securities, as to which the person has, or shares voting, or investment power, or has the option to acquire within 60 days. Unless otherwise indicated, the address of each shareholder: c/o Nuvera Communications, Inc., 27 North Minnesota Street, New Ulm, Minnesota 56073.

(2)	Percentage of beneficial ownership is based on 5,215,348 shares outstanding as of March 26, 2026.
(3)

Based on information set forth in Amendment No. 6 to Schedule 13G filed with the SEC on February 13, 2026, by Minerva Advisors LLC, affiliated entities, and David P. Cohen, reporting ownership as of December 31, 2025.

(4)	Ms. Bornhoft retired on May 22, 2025. Information is based on Forms 4 filed with the Securities and Exchange Commission and Nuvera records.

EXECUTIVE COMPENSATION

Summary Compensation Table

The following table shows compensation paid to or earned by the Company’s executive officers during 2025. For more information regarding the Company’s salary policies and executive compensation plans, please review the information under the caption “Report of Compensation Committee on Executive Compensation,” on page 33.

					Non-Equity
			Stock	Option	Incentive Plan	All Other
			Awards	Awards	Compensation	Compensation
Name and Principal Position	Year	Salary ($)	($) (a)	($) (b)	($)	($) (c)	Total ($)

Glenn H. Zerbe	2025	337,436	67,486	-	67,488	10,370	482,780
President and CEO	2024	326,025	-	195,615	-	8,932	530,572

Barbara A.J. Bornhoft	2025	186,788	-	-	-	7,600	194,388
Former Vice President/COO and Corporate Secretary (d)	2024	243,225	-	72,968	-	15,944	332,137

Curtis O. Kawlewski	2025	251,738	37,759	-	37,762	8,004	335,263
CFO	2024	243,225	-	72,968	-	7,692	323,885

(a)

As noted below, under "Cash/Common Stock-Based Incentive Compensation," Company Executive Officers are required to receive 50% of their incentive compensation earned in Company Common Stock in lieu of cash. The value shown is the number of shares awarded valued at the market price on their grant dates, in all cases computed in accordance with Financial Accounting Standards Board Accounting Standards Codification (Topic 718). Also as noted below, under "Grant of Awards to Named Executive Officers Under the New Ulm Telecom, Inc. 2017 Omnibus Stock Plan (2017 Plan), named excutives are also entitled to earn restricted stock units under the 2017 Plan.

(b)	The value shown is the Option value on the grant date computed in accordance with Topic 718.
(c)	Represents taxable fringe benefits and contributions made by the Company under its 401(k) plan.
(d)	Ms. Bornhoft retired on May 22, 2025. Information is based on Forms 4 filed with the Securites and Exchange Commission and Nuvera records.

Grants of Awards to executive officers under the 2025 Annual Bonus Plan

On March 5, 2025, the Compensation Committee and Board adopted a plan for annual incentive compensation to the Company’s executive officers and senior directors under its 2025 Management Incentive Plan (2025 MIP). Under the 2025 MIP, the Company established goals under which these executive officers and senior directors have the opportunity to earn an annual bonus based on the Company achieving a 95% or higher of budget target of operating income before interest, taxes, depreciation, and amortization (OIBITDA) for the plan to pay out.

The following table sets forth information concerning the threshold, target, and maximum aggregate bonus opportunity under the 2025 MIP for the executive officers:

		Bonus Opportunity
Executive Officer	Base Salary ($)	Threshold ($)	Target ($)	Maximum ($)
Glenn H. Zerbe	326,025	101,231	134,974	202,461
Barbara A.J. Bornhoft	251,738	56,641	75,521	113,282
Curtis O. Kawlewski	251,738	56,641	75,521	113,282

The Board retains discretion under the 2025 MIP to make incentive plan cash payments in amounts higher or lower than would otherwise be required under the 2025 MIP. In addition, certain payments under the 2025 MIP are subject to the Company’s Clawback and Forfeiture Policy.

The Company’s 2025 OIBITDA achievement was 100% of target. Accordingly, a 2025 MIP bonus was earned by Mr. Zerbe and Mr. Kawlewski, the executive officers serving at the time of payment in March, 2026, at the target level of $134,974 for Mr. Zerbe and $75,521 for Mr. Kawlewski. As described below, the executive officers received 50% of their incentive compensation earned in Company common stock in lieu of cash. Mr. Zerbe received 4,999 shares of common stock and Mr. Kawlewski received 2,797 shares of common stock in lieu of the cash for 50% of the 2025 MIP earned. The shares were issued under the Company’s 2015 Employee Stock Plan (2015 Plan).

Ms. Bornhoft retired from the Company at the time of the Company’s 2025 Annual Meeting of Shareholders on May 22, 2025. Accordingly, she was not eligible for a payout under the 2025 MIP.

Employment Agreements

CEO Glenn H. Zerbe: Mr. Zerbe and the Company entered into an employment agreement in August 2019 that provides (i) for an annual base salary and (ii) that Mr. Zerbe would be eligible for incentive compensation under the Nuvera MIP in the form of a cash incentive (Annual Incentive Award) on an annual basis. The base salary for Mr. Zerbe was set at $347,560 for 2026. The target incentive payout for Mr. Zerbe is set at 40% of his base salary. The maximum incentive award payable under the plan is 60.0% of base salary (1.5 times the target). The minimum incentive award payable under the plan is $0.

Upon a change-in-control transaction, if the employment of Mr. Zerbe is terminated by the Company without cause or by Mr. Zerbe for good reason within 12 months of the change-in-control transaction, Mr. Zerbe would receive a lump sum payment equal to 24 months of base salary at the annualized rate of pay at termination. This amount would have been equal to $674,872 on December 31, 2025, based on the employment agreement that was in effect at that time.

Chief Operating Officer Barbara A.J. Bornhoft. Ms. Bornhoft was a party to an executive employment agreement dated July 1, 2006, that was amended March 21, 2012. Ms. Bornhoft retired as of May 22, 2025 and her employment was terminated as of that date. As a result of the termination of her employment, Ms. Bornhoft was no longer eligible to receive base salary or incentive compensation under the Nuvera MIP in the form of an Annual Incentive Award (including the 2025 MIP). Given her pending retirement, Ms. Bornhoft did not participate in the award in March 2025 under the Long-Term Incentive Plan, covering the three year period 2025-2027. The executive employment agreement did not provide for any retirement or other post-termination compensation to Ms. Bornhoft. In connection with her retirement, the Compensation Committee determined to change the terms of Ms. Bornhoft’s outstanding options such that following her retirement, the vested portion of the options were exercisable for the balance of their respective terms.

CFO Curtis O. Kawlewski. Mr. Kawlewski and the Company entered into an employment agreement in March 2012 that provides (i) for an annual base salary and (ii) that Mr. Kawlewski would be eligible for incentive compensation under the Nuvera MIP in the form of an Annual Incentive Award. The base salary for Mr. Kawlewski was set at $259,290 for 2026. The target incentive for Mr. Kawlewski is 30% of his base salary. The maximum incentive award payable under the plan is 45.0% of base salary (1.5 times the target). The minimum incentive award payable under the plan is $0.

Under the employment agreement, as amended in July 2017, upon termination of Mr. Kawlewski’s employment by the Company without cause or by Mr. Kawlewski for good reason, Mr. Kawlewski would receive 24 months of base salary at the annualized rate of pay at termination. Upon a change-in-control transaction, if Mr. Kawlewski is terminated by the Company, without cause or by Mr. Kawlewski for good reason within 12 months of the change-in-control transaction, Mr. Kawlewski would receive a lump sum payment equal to 24 months of base salary at the annualized rate of pay at termination. This amount would have been equal to $503,476 on December 31, 2025, based on the employment agreement that was in effect at that time.

COMPENSATION POLICY

The Compensation Committee, which is comprised solely of Independent Directors, is responsible for evaluating and monitoring the Company’s general compensation policies and compensation plans, as well as the specific compensation levels for our executive officers, including our CEO. The Compensation Committee reviews and recommends annual base salary levels and annual cash award opportunity levels for each executive officer to the Board.

General Compensation Philosophy

Under the supervision of the Board, the compensation philosophy is designed to:

●	Attract and retain well-qualified executive talent,
●	Tie annual cash incentives to achievement of measurable corporate performance objectives, and
●	Align executive incentives with shareholder value creation.

To achieve these objectives, the Compensation Committee implemented and maintains a compensation plan that ties a significant portion of an executive’s overall compensation to the Company’s financial performance. Overall, the total compensation opportunity is intended to create an executive compensation program that is set competitively compared to similar-sized companies, particularly telecommunication companies.

Each executive officer compensation package is generally comprised of three elements:

●

 Base salary and fringe benefits, which reflects an individual’s qualifications, scope of responsibilities, experience level, expertise, performance, and contribution to the Company’s financial results,

●	Cash or common stock-based incentive compensation tied to measurable targets of the Company’s overall success, and
●	The Company’s qualified 401(k) plan, in which the executives participate.

The executive officers were not present during, and did not participate in, deliberations or decisions involving their own compensation during 2025. While executive officers do not play a role in setting their own compensation, the Company’s CEO does make recommendations to the Compensation Committee concerning individual performance of other executive officer.

Base Salary

The level of base salary is established primarily on the basis of an executive’s qualifications and relevant experience, the scope of his or her responsibilities, the strategic goals that he or she manages, the compensation levels of executive officers at similar-sized companies, particularly telecommunications companies, the relationship between the executive officer’s performance and the Company’s results, and market rates of compensation required to retain qualified management. The Company believes that executive base salaries should be competitive with salaries at similar-sized companies. The Compensation Committee reviews the base salary of each executive annually and makes recommendations to the Board pertaining to any adjustments in base salary that (i) consider the individual’s performance and any changes in the individual’s responsibility, and (ii) are necessary or appropriate to maintain a competitive salary structure.

Cash and Common Stock-Based Incentive Compensation

Substantially all of Nuvera’s employees, including its executive officers, were eligible to participate in the Company’s 2025 Incentive Plan.

The Company engaged an outside consultant in 2005 to advise the Company on its development of Employee Incentive Plans for (i) employees other than executive officers, and (ii) executive officers. Both plans were implemented in 2006. Payments on each plan are based on achievement of objectives of measurable corporate performance, with financial targets. The financial targets include achievement of specified certain OIBITDA criteria based on the Company’s budget. The Board and Compensation Committee, in their sole discretion, may adjust incentive plans for specific periods, including adjustments that may result in non-generally accepted accounting principles financial measures, such as the effect of changes in accounting standards, tax laws and regulations, and extraordinary, non-recurring or unusual events specified by the Board or Compensation Committee, including write-offs or write-downs, capital gains or losses, acquisitions or divestitures, restructurings, and litigation judgments and settlements.

The award formula will be paid annually for all employees other than executive officers with the attainment targets listed below.

The Company must obtain a 95% or higher of budget target of OIBITDA for the plan to pay out.

On May 28, 2015, the shareholders of the Company approved the Company’s 2015 Plan. The purpose of the 2015 Plan is to enable the Company and its subsidiaries to attract and retain employees by aligning the financial interests of these individuals with the other shareholders of the Company. The 2015 Plan provides for the issuance of Company Common Stock upon the attainment of objectives under the Company’s 2006 Employee Incentive Plans, as amended. Under the 2015 Plan, each qualified employee of the Company may elect to receive up to 50% of their incentive compensation earned under the 2006 Employee Incentive Plans in Company Common Stock in lieu of cash. The Board subsequently determined that the Company’s executive officers would receive 50% of their incentive compensation earned in Company Common Stock in lieu of cash.

Timing of Equity Awards

As described elsewhere in this proxy, the Company in the past has granted options and other awards to its employees, including executive officers. The Company’s historic practice has been to grant any options at the end of March of each year, based upon performance under the proceeding year. While the Company granted options in 2024, it did not grant options in 2025 to executive officers.

For consistency purposes, the Company has granted options price on the last trading day in March and the exercise price of the option is determined by the grant date. The Company generally publicly discloses its financial results for the preceding calendar year around March 15 of each year. The Company believes granting the options at a specific date each year is consistent with good governance practices. Because of this fixed grant date methodology, the Compensation Committee does not take into account any material nonpublic information when determining the timing or terms of equity awards and does not time the disclosure of any material nonpublic information for the purpose of affecting the value of executive compensation.

If the Company decides to grant options in the future any time other than the end of March, the Compensation Committee will review the possible future releases of material, nonpublic information into account when determining the timing and terms of an award.

Grant of Awards to executive officers under the 2026 Annual Bonus Plan

On March 12, 2026, the Compensation Committee and Board adopted a plan for annual incentive compensation to the Company’s executive officers and senior directors under its 2026 Management Incentive Plan (2026 MIP). Under the 2026 MIP, the Company established goals under which these executive officers and senior directors have the opportunity to earn an annual bonus based on the Company achieving a 95% or higher of budget target of OIBITDA.

The following table sets forth information concerning the threshold, target, and maximum aggregate bonus opportunity under the 2026 MIP for the executive officers:

		Bonus Opportunity
Executive Officer	Base Salary ($)	Threshold ($)	Target ($)	Maximum ($)
Glenn H. Zerbe	347,560	104,268	139,024	208,536
Curtis O. Kawlewski	259,290	58,340	77,787	116,681

The award formula will be paid annually for the executive officer with the attainment targets listed below.

The Company must obtain a 95% or higher of budget target of OIBITDA for the plan to pay out.

The Board retains discretion under the 2026 MIP to make incentive plan cash payments in amounts higher or lower than would otherwise be required under the 2026 MIP. In addition, certain payments under the 2026 MIP are subject to the Company’s Clawback and Forfeiture Policy. The 2026 MIP awards were made under the Nuvera Long-Term Incentive Plan, now known as the Incentive Plan.

Grant of Awards to executive officers under the 2017 Omnibus Stock Plan (2017 Plan)

In 2022, the Compensation Committee decided to replace restricted stock units (RSUs) with grants of non-qualified stock options to executive officers. The Compensation Committee believed that grants of stock options more directly align management long-term equity compensation with increased shareholder value creation at a time when the Company was engaged in significant investment and transformation as part of its long-term strategy. The Compensation Committee also determined to extend the grant of options to employee directors and senior employee directors as key members of the Company leadership team and contributors of overall success.

As explained below, the Compensation Committee did not grant stock options to executive officers as part of the 2025 executive compensation program. Accordingly, the last stock option grant to executive officers was in 2024.

Grant of Awards to executive officers under the Long-Term Incentive Plan

In March 2025, after considerable study, discussion and interaction with our consultants, the Compensation Committee and Board decided to replace non-qualified stock option grants with a 3-year, cash-based incentive and retention arrangement that measures OIBITDA performance and requires continued service with Nuvera throughout the 3-year period. Awards will be made annually (subject to the Compensation Committee’s oversight on plan design, which may change from time-to-time) with 3-year overlapping cycles, and performance measured for each individual year. These three-year incentive awards were granted under the Nuvera Long-Term Incentive Plan, now known as the Incentive Plan. The first awards were granted in 2025 covering the three-year period of 2025 to 2027.

The key attributes of this new cash-based incentive award for the three-year period of 2025 to 2027 are:

●	Vesting is based:
o	On achievement of predetermined OIBITDA targets set annually and,
o	On continued service with Nuvera through the end of the 3-year performance cycle.
●	OIBITDA performance targets for each year within the 3-year period will be aligned with an approved operating budget for that year,
●	The grants will be paid in cash at the end of each 3-year period.

The following table shows the cash bonus opportunity that may be earned by Mr. Zerbe and Mr. Kawlewski under the awards granted in March 2025 covering the three year period 2025-2027 assuming threshold, target, and maximum performance in each year of the three year period.

		Bonus Opportunity
Executive Officer	Base Salary ($)	Threshold ($)	Target ($)	Maximum ($)
Glenn H. Zerbe	337,436	151,847	202,462	303,693
Curtis O. Kawlewski	251,738	56,641	75,521	113,282

Outstanding Equity Awards as of December 31, 2025

The following table sets forth certain information concerning outstanding options granted to the executive officers as of December 31, 2025. There were no outstanding share awards and therefore, these columns are omitted from the table.

	Outstanding Equity Awards at December 31, 2025
		Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (1)	Number of Securities Underlying Unexercised Options (#) Unexerciable (1)	Option Exercise Price ($)	Option Expiration Date
Glenn H. Zerbe	50,000	-	21.20	4/11/2032
Glenn H. Zerbe	43,448	21,724	14.70	3/31/2033
Glenn H. Zerbe	15,024	30,049	11.00	3/28/2034
Barbara A.J. Bornhoft (2)	17,747	-	21.20	4/11/2032
Barbara A.J. Bornhoft (2)	16,206	-	14.70	3/31/2033
Barbara A.J. Bornhoft (2)	5,604	-	11.00	3/28/2034
Curtis O. Kawlewski	17,747	-	21.20	4/11/2032
Curtis O. Kawlewski	16,206	8,104	14.70	3/31/2033
Curtis O. Kawlewski	5,604	11,209	11.00	3/28/2034

(1) Options vests as to 1/3 shares on each of the first three anniversaries of the grant date. Options expire ten years after the date of the grant, subject to earlier termination in connection with death, disability or termination of employment.

(2) Following Ms. Bornhoft's retirement, vested portion of the options is exerercisable for the balance of the term.

2026 Cash-Based Long-Term Incentive Plan

The table below indicates the percentage of the executive officer’s 2026 Base Salary to be issued in the form of cash-based incentive that is generally similar to the 2025 MIP, subject to attainment of these objectives and the dollar value of the incentive to be so granted.

		Bonus Opportunity
Executive Officer	Base Salary ($)	Threshold ($)	Target ($)	Maximum ($)
Glenn H. Zerbe	347,560	156,402	208,536	312,804
Curtis O. Kawlewski	259,290	58,340	77,787	116,681

On March 12, 2026, the Board and Compensation Committee authorized the issuance of this cash-based incentive under the Nuvera Long-Term Incentive Plan, now known as the Incentive Plan. Each executive officer and a number of other employees received cash-based incentive.

Other Compensation Programs

The Company has a qualified 401(k) Retirement Savings Plan (Retirement Plan). The executive officers, along with other employees who contributed to the Retirement Plan, receive matching contributions of 50% of every dollar, up to 6% of all eligible employee contributions. The Company matches a portion of employee contributions to the Retirement Plan in order to encourage employees to participate in their own retirement savings and to provide another competitive recruiting tool to attract and retain employees.

Elements of Post-Termination Compensation

As noted above under “Employment Agreements,” our Employment Agreements with Mr. Zerbe and Mr. Kawlewski contain change-in-control provisions. The Compensation Committee believes that severance and change-in-control arrangements for these executive officers aid in the recruitment and retention of executive officers and provides incentives for executive officers to grow our business and maintain focus on creating value for our shareholders. The Compensation Committee believes that providing protection to executive officers whose employment maybe terminated in connection with a change-in-control transaction strikes an appropriate balance between the interests of our executive officers and the interests of others if a change-in-control transaction occurs.

Pay-Versus-Performance Table

The following table compares the compensation of the Company’s CEO to the average of the other executive officers for 2025 and 2024.

Nuvera Communications, Inc
Pay Verus Performance Table
Year	Summary Compensation Table Total For CEO	Compensation Actually Paid To CEO (1) (2)	Average Summary Compensation Table Total For Non-CEO Named Executive Officers (3) (4)	Compensation Actually Paid To Non-CEO Named Officers	Net Income (Loss)
(a)	(b)	(c)	(d)	(e)	(h)
2025	$482,780	$482,780	$264,826	$264,826	$327,669
2024	$530,572	$334,957	$328,036	$255,068	$(4,427,810)
2023	$512,113	$378,227	$317,545	$281,748	$(3,214,694)

(1)	In computing the 2024 compensation actually paid to the CEO, the Company adjusted the summary compensation table amount by deducting $195,615, The Topic 718 value of the options granted in 2024.
(2)

In computing the 2023 compensation actually paid to the CEO, the Company adjusted the summary compensation table amount by deducting $189,000, The Topic 718 value of the options granted in 2023, and adding $55,114, the value of the restricted stock awards that were issued in 2021 and vested in 2023.

(3)

In determining the 2024 average compensation actually paid to non-CEO Named Executive Officers, the Company took the average amount from the summary compensation table, deducted $72,968, the Topic 718 value of the options granted.

(4)

In determining the 2023 average compensation actually paid to non-CEO Named Executive Officers, the Company took the average amount from the summary compensation table, deducted $70,500, the Topic 718 value of the options granted and added $34,704, the average value of RSU's that were issued prior to 2023 and vested in 2023.

DIRECTOR COMPENSATION

Directors are compensated based upon a year that begins with the Annual Meeting when that director is elected or re-elected to the Board and ends at the Annual Meeting in the following year. For the 2024 - 2025 director year, each director was paid an annual equity retainer of $40,000 and a cash retainer of $25,000. The Company does not pay meeting fees and instead, members of the standing committees receive retainers. Audit Committee members received a $6,500 meeting retainer, Compensation Committee members received a $5,000 meeting retainer and Governance and Nominating Committee members received a $5,000 meeting retainer. The Chair of the Board receives an additional $20,000 annual retainer. The Audit Committee Chair receives an additional $13,000 annual retainer. The Compensation Committee Chair receives an additional $10,000 annual retainer. The Governance and Nominating Committee Chair receives an additional $10,000 annual retainer. See “Director Separation Compensation Policy” below.

Each non-employee director also has the ability to designate an additional percentage of his or her retainers to be paid in Company common stock. In 2017, the Board determined that 50% of each non-employee director’s retainer would be paid in Company common stock, and that each non-employee director would have the ability to designate an additional percentage of his or her retainers, up to a maximum of 100% of the retainer, to be paid in Company common stock.

On May 22, 2025, following the 2025 Annual Meeting held on that date, Perry L. Meyer ceased serving on the Board given his determination not to stand for reelection at the 2025 Annual Meeting. Nathan D. Knuth and Brian Olsem were first elected to the Board at the 2025 Annual Meeting.

The following table shows the compensation paid or accrued to each of the Company’s non-employee directors in 2025:

	Fees Earned	Fees Earned
	or Paid in	or Paid in
Name	Cash ($)	Stock ($) (1)	Total ($)

James J. Seifert	$4	$84,996	$85,000
Nathan D. Knuth	17,502	52,498	70,000
Perry L. Meyer (2)	90,000	-	90,000
Dennis E. Miller	10,002	64,998	75,000
Brian D. Olsem	30,003	39,997	70,000
Bill D. Otis	31,503	39,997	71,500
Wesley E. Schultz	18,002	64,998	83,000
Colleen R. Skillings	36,503	39,997	76,500
Suzanne M. Spellacy	40,003	39,997	80,000

(1)

As noted below, under the “2017 Plan,” all non-employee directors receive a portion of their board compensation in Company stock and have the ability to elect to have an additional amount paid in Company stock. All shares vest on the date of issuance. The value shown is the number of shares awarded valued at the market price on their grant dates, in all cases computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718.

(2)	Mr. Meyers fees earned in 2025 represented amounts paid out under the Director Separation Compensation Policy.

Equity Compensation Plan Information

On February 24, 2017, our Board adopted the 2017 Plan. The Company’s shareholders approved the 2017 Plan at the May 25, 2017, Annual Meeting and it became effective on that date. The purpose of the 2017 Plan is to attract and retain talented and experienced people, closely link employee compensation with performance realized by shareholders, and reward long-term results with long-term compensation. On March 13, 2023, the Board adopted changes to the 2017 Plan. Most of the changes eliminate language specific to the requirements and limitations on grants under Internal Revenue Code Section 162 (m), which was repealed by Congress. The Board also increased the limit on annual grants from 50,000 to 100,000 shares per participant and eliminated separate provisions on new-hire stock grants and cash-based grants. The Board also made minor changes to other sections of the 2017 Plan. The Board did not increase the number of shares authorized for issuance under the 2017 Plan or change the terms of eligibility for participants under the 2017 Plan.

The 2017 Plan enables the Company to grant stock incentive awards to employees, including officers, and to Board members and service providers. The 2017 Plan permits stock incentive awards in the form of incentive and non-qualified stock options, stock appreciation rights, restricted stock, RSUs, performance stock, performance units, and other awards in stock or cash. The 2017 Plan permits the issuance of up to 625,000 shares of our common stock in any of the above stock awards.

The Company has also adopted the 2015 Employee Stock Plan (the “2015 Plan”), which was last amended February 28, 2025. The 2015 Plan provides for the issuance of Company common stock upon the attainment of objectives under the Company’s 2006 Management Incentive Plan, as amended (“2006 Incentive Plan”) or successor plan or any incentive plan under which payments are based upon achievement of Company-defined objectives (each an “Eligible Plan”), such as the Nuvera Long-Term Incentive Plan, now known as the Incentive Plan. The total number of shares of Common Stock initially reserved and available for issue under the 2015 Plan is 200,000. Only employees participating in the Eligible Plans, are eligible to receive Common Stock under the 2015 Plan. The 2015 Plan expires on May 31, 2027.

As of March 26, 2026, 37,809 shares of common stock remain available for issuance under the 2017 Plan and as of March 26, 2026, 148,877 shares of common stock remain available for issuance under the 2015 Plan.

The Board (or a committee) has the power under the 2017 Plan to designate a portion of each non-employee director’s retainer that will be paid in Company common stock. Each non-employee director also has the ability to designate an additional percentage of his or her retainers to be paid in Company common stock. In 2017, the Board determined that 50% of each non-employee director’s retainer would be paid in Company common stock, and that each non-employee director would have the ability to designate an additional percentage of his or her retainers, up to a maximum of 100% of the retainer, to be paid in Company common stock.

Incentive Compensation and Nuvera Clawback and Forfeiture Policy

To align management’s interests with the interests of shareholders and support good governance practices, the Board adopted in 2019 and amended and updated in 2024 the Nuvera Communication, Inc. Clawback and Forfeiture Policy, which provides for the recoupment of forfeiture or cancellation of certain executive officers incentive compensation in the event of (i) and accounting restatement or (ii) other executive egregious misconduct that has a substantial detrimental effect on the Company or its subsidiaries or its results of operations. The Clawback and Forfeiture Policy is filed as an exhibit to the Company’s Form 10-K.

Compensation Consultant

In 2025, the Compensation Committee engaged Grant Thornton to conduct an updated analysis of the Company’s executive compensation and non-employee director compensation.

Director Separation Compensation Policy

Under the Company’s Director Separation Compensation Policy established May 26, 2009, a director who served at least three full terms (nine years) was entitled to receive as compensation three times the Board annual retainer in effect at the time of separation from the Board. Directors who serve full terms beyond the initial three terms was entitled to receive additional compensation of one-half times the annual Board retainer in effect at the time of separation for each additional full term served, not to exceed three additional terms. Separation includes retirement, resignation, death, disability or change of corporate ownership. This compensation to directors will generally be paid within sixty days of the director’s separation from the Board, and otherwise in accordance with Section 409A of the Internal Revenue Code. Effective July 25, 2017, the Board ended any future compensation earned under this policy. All compensation earned to date under this policy will be paid to the Board members who have earned this compensation, but no future compensation will be earned under this policy. The following directors are participants in the policy as of December 31, 2025 – Dennis E. Miller, Wesley E. Schultz, Suzanne M. Spellacy, and Colleen R. Skillings. The Company’s future obligations under this policy as of December 31, 2025, were $140,002. The Company developed this policy with the assistance of Organizational Concepts International, an outside compensation consultant, in an effort to remain competitive in attracting and retaining outside directors.

CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

The Corporate Governance and Nominating Committee is comprised of three Directors: Suzanne M. Spellacy (Chair), Nathan D. Knuth and Colleen R. Skillings. The Corporate Governance and Nominating Committee acts under a written charter that sets forth its responsibilities and duties as well as requirements for the Corporate Governance and Nominating Committee’s composition and meetings. The Corporate Governance and Nominating Committee Charter is available on the Company’s website at www.nuvera.net.

The purpose of the Corporate Governance and Nominating Committee is to assist the Board with respect to the nomination of Directors for the Board and other corporate governance matters. During 2025, the Corporate Governance and Nominating Committee met with the Company’s management at each of its regularly scheduled meetings.

Process Regarding Director Nominations and Director Qualifications

Nominations of Incumbent Directors

In selecting nominees for the Board to be elected at the annual meeting of Nuvera or any special meeting of shareholders of Nuvera at which directors are to be elected, the Corporate Governance and Nominating Committee first determines whether the incumbent directors whose terms expire at the meeting are qualified to serve, and wish to continue to serve, on the Board.

Nuvera believes that Nuvera and its shareholders benefit from the continued service of qualified incumbent directors because those directors have familiarity with the insight into Nuvera’s affairs that they have accumulated during their tenure with the Company. Appropriate continuity of Board membership also contributes to the Board’s ability to work as a collective body. Accordingly, it is the practice of the Committee, in general, to re-nominate an incumbent director whose term expires at the upcoming annual meeting if:

●	the director wishes to continue his or her service with the Board,
●	the director continues to satisfy the Committee’s criteria for membership on the Board,
●	the Committee believes that the director continues to make important contributions to the Board, and
●	there are no special countervailing considerations against re-nomination of the director.

Nomination of New Directors

The Committee will identify and evaluate new candidates for election to the Board where the Committee determines not to nominate an incumbent director or where a vacancy arises by reason of the resignation, retirement, removal, death, or disability of an incumbent director or by reason of a vacancy resulting from a decision of the Board to expand the size of the Board. For such Board positions, the Committee will solicit recommendations for nominees from persons whom the Committee believes are likely to be familiar with qualified candidates having the qualifications, skills and characteristics required for Board nominees from time to time. Such persons may include members of the Board and senior management of Nuvera. In addition, the Committee may engage a search firm to assist it in identifying qualified candidates.

The Committee will review and evaluate each candidate whom it believes merits serious consideration, taking into account available information concerning the candidate, any qualifications or criteria for Board membership established by the Committee, the existing composition of the Board, and other factors it deems relevant. In conducting its review evaluation, the Committee may solicit the views of Nuvera’s management, other Board members, and any other individuals it believes may have insight into a candidate. The Committee may designate one or more of its members or other Board members to interview any proposed candidate.

Shareholder Nominations

The Committee will consider recommendations for the nomination of directors submitted by holders of Nuvera shares of capital stock entitled to vote generally in the election of directors. The Committee will evaluate candidates recommended by shareholders in the same manner as those recommended by others.

Qualifications for Nominees

There are no formal requirements or minimum qualifications that a candidate must meet in order for the Committee to recommend the candidate to the Board. Under the terms of Nuvera’s Restated Articles of Incorporation, the number of directors shall be no fewer than seven (7) but no more than nine (9), based on need as determined by the Board. Under Nuvera’s Corporate Governance Guidelines, all potential director nominees must have undergone an acceptable background check.

The Committee believes that each nominee should be evaluated based on his or her merits as an individual, taking into account the needs of Nuvera and the Board. However, in evaluating candidates, there are a number of criteria that the Committee generally views as relevant and is likely to consider. Some of these factors include:

●

whether the candidate is an “independent director” under the rules and regulations of the Nasdaq Stock Market or any principal market on which Nuvera’s stock trades and meets any other applicable independence tests under the federal securities laws and rules and regulations of the SEC,

●

whether the candidate is “financially sophisticated” and otherwise meets the requirements for serving as a member of an audit committee under the rules and regulations of the Nasdaq Stock Market or any principal market on which Nuvera’s stock trades,

●	whether the candidate is an “audit committee financial expert” under the federal securities laws and rules and regulations of the SEC,
●	whether the candidate is active in business, professional or working life,
●	the needs of Nuvera with respect to the particular talents and experience of its directors,
●	the personal and professional integrity and reputation of the candidate,
●	the candidate’s level of education and business experience,
●	the candidate’s broad-based business acumen,
●	the candidate’s level of understanding of Nuvera’s business and the industry in which Nuvera operates and other relevant industries relevant to Nuvera’s business,
●	the candidate’s ability and willingness to devote adequate time to work of the Board and its committees,
●	the fit of the candidate’s skills and personality with those of other directors and potential directors in building a board that is effective, collegial, and responsive to the needs of Nuvera,
●	whether the candidate possesses strategic thinking and a willingness to share ideas,
●

the candidate’s diversity in background, education, gender, business experience, skills, business relationships and associations, and other factors that would contribute to the Board’s governance of the Company, and

●	the candidate’s ability to represent the interests of all shareholders and not a particular interest group.

Submitted and Approved by the Corporate Governance and Nominating Committee of the Board of Directors

Suzanne M. Spellacy, Chair
Nathan D. Knuth Colleen R. Skillings

REPORT OF THE AUDIT COMMITTEE

The Audit Committee is comprised of three Directors: Wesley E. Schultz (Chair), Bill D. Otis, and Colleen R. Skillings. The Board has determined that each Audit Committee member is independent under applicable SEC rules. The Board has also determined that Mr. Schultz, Mr. Otis, and Ms. Skillings are “Audit Committee Financial Experts,” as defined in Item 407(d)(5) of Regulation S-K promulgated under the Securities Exchange Act of 1934.

The Audit Committee acts under a written charter that sets forth its responsibilities and duties as well as requirements for the Audit Committee’s composition and meetings. The Audit Committee Charter is available on the Company’s website at www.nuvera.net.

During 2025, the Audit Committee met with the Company’s management at each of its regularly scheduled meetings. The Audit Committee also met with a representative from Olsen Thielen & Co., Ltd., the Company’s independent registered public accounting firm, at several of its meetings. Agendas for the Audit Committee’s meetings are established by the Chair of the Audit Committee in consultation with the CFO. At those meetings, the Audit Committee reviewed and discussed various financial and regulatory issues, accounting and financial management issues, developments in the accounting profession as well as a summary of anonymous reports received via the Company’s anonymous reporting process. The Audit Committee also had separate executive sessions from time to time. The Audit Committee provides reports of its activities at each regularly scheduled Board meeting.

The Audit Committee reviews each of the Company’s quarterly and annual reports, including Management’s Discussion and Analysis of Financial Condition and Results of Operations. As part of this review, the Audit Committee discusses these reports with the Company’s management and Olsen Thielen & Co., Ltd prior to the filing of each report with the SEC. In addition, the Audit Committee also reviews related matters, such as the quality of the Company’s accounting practices and alternative methods of accounting under generally accepted accounting principles in the United States, the Company’s critical accounting policies and the clarity and completeness of the Company’s financial and other disclosures.

Management of the Company has the primary responsibility for the Company’s financial statements. The independent registered public accounting firm has responsibility for the audit of the Company’s financial statements. The responsibility of the Audit Committee is to oversee financial matters, among other responsibilities fulfilled by the Audit Committee under its charter. The Audit Committee meets periodically with representatives of Olsen Thielen & Co., Ltd., without the presence of management, to ensure candid and constructive discussions about the Company’s compliance with accounting standards and best practices among public companies comparable in size and scope to the Company.

The Audit Committee has also discussed with Olsen Thielen & Co., Ltd. that their firm is retained by the Audit Committee and that they must raise any concerns about the Company’s financial reporting and procedures directly with the Audit Committee.

In addition to its other duties described in the Committee’s Charter, the Audit Committee has:

●	Reviewed and discussed with the Company’s management and the independent registered public accounting firm, the audited financial statements as of December 31, 2025, and for the year then ended,
●

Discussed with Olsen Thielen & Co., Ltd., the matters required to be discussed by Statement on Auditing Standards No. 114, the Auditor’s Communication with Those Charged with Governance, as amended and as adopted by the Public Company Accounting Oversight Board (PCAOB), and

●

Received from the independent registered public accounting firm, the written disclosures and letter required by PCAOB Rule 3526, Communications with Audit Committees Concerning Independence, and discussed their independence with them.

The Audit Committee has received written disclosures and a letter, required by PCAOB Rule 3526, Communications with Audit Committees Concerning Independence. The Audit Committee has also discussed with Olsen Thielen & Co., Ltd., its independence as it relates to the Company. The Audit Committee has concluded that Olsen Thielen & Co., Ltd. is independent with respect to the Company and its management.

The Audit Committee has reviewed and discussed the fees paid to Olsen Thielen & Co., Ltd. during the year ended December 31, 2025. The fees paid were for services related to the audit and other services and are included on page 34 under "Fees Billed and Paid to Independent Registered Public Accounting Firm."

The Audit Committee has adopted a policy that requires pre-approval of all services of Olsen Thielen & Co., Ltd. by the Audit Committee or the Chair of the Audit Committee. When services are pre-approved by the Chair of the Audit Committee, notice of this approval is given to the other members of the Audit Committee and presented to the full Audit Committee at its next scheduled meeting.

Based upon the review and discussions summarized above, together with the Committee’s other deliberations, the Audit Committee recommended to the Board that the audited financial statements of the Company, as of December 31, 2025, and for the year then ended, be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, to be filed with the SEC.

Submitted by the Audit Committee of the Board of Directors

Wesley E. Schultz, Chair
Bill D. Otis Colleen R. Skillings

REPORT OF COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The compensation program for the CEO and the Board is the responsibility of the Compensation Committee of the Board. The Compensation Committee is comprised of four independent members of the Board – Dennis E. Miller (Chair), Brian D. Olsem, Wesley E. Schultz, and Suzanne M. Spellacy. The Compensation Committee oversees the Company’s compensation practices and establishes the principles and strategies that guide the design of compensation plans and benefit programs for all Company employees and makes recommendations to the Board.

The following discussion describes the Company’s approach to executive compensation. The Compensation Committee retains the right to consider factors other than those set forth below in setting executive compensation levels for individual officers.

The 2025 compensation program consisted of three elements: (i) an annual base salary, (ii) cash/common stock in lieu of cash based incentive under the short-term MIP and a (iii) 3-year period cash-based incentive awarded under the long-term MIP. These MIPs are designed to reward key executives for the Company’s annual and long-term success and to assist in the recruitment and retention of key executives. These MIPs are also used to link total executive compensation to the Company’s financial performance.

Overall, the Company philosophy for its executive compensation program is to pay executives competitively compared to similar-sized companies, particularly telecommunications companies. The Compensation Committee considers Company performance and compensation levels of comparable companies when making its recommendations pertaining to annual base salaries and making awards under the MIPs.

The Compensation Committee worked with consultants to originally develop the MIPs, which were effective beginning in the years 2006 and 2017. The Company believes the MIPs enable the Company to motivate its executive officers to achieve key financial and strategic objectives.

In 2015, upon Compensation Committee recommendation, the Board adopted, and the Company’s shareholders approved the 2015 Plan under which employees participating in the MIP may elect to receive up to 50% of their short-term incentive paid in Company stock.

In 2017, upon Compensation Committee recommendation, the Board adopted, and the Company’s shareholders approved the 2017 Plan. The purpose of the 2017 Plan was to enable Nuvera and its subsidiaries to attract and retain talented and experienced people, closely link employee compensation with performance realized by shareholders, and reward long-term results with long-term compensation. The plan enables the Board to grant stock incentive awards to current and new employees, including officers, and to Board members and service providers. The 2017 Plan permits stock incentive awards in the form of Options (incentive and non-qualified), stock appreciation rights, restricted stock, RSUs, performance stock, performance units, and other awards in stock or cash. The 2017 Plan permits the issuance of up to 625,000 shares of our Common Stock in any of the above stock awards.

In reviewing the CEO’s 2025 performance, the Compensation Committee determined that Mr. Zerbes’ total compensation package was aligned with the Company’s overall 2025 performance. The Compensation Committee also reviewed the compensation levels of executives in comparable companies, and determined that Mr. Zerbes’ salary, short-term and long-term incentive compensation was competitive within the industry.

In 2025, the Compensation Committee and the Board adopted a new long-term incentive program. See Grant of Awards to executive officers under the 2017 Plan for additional information on this program.

In addition, the Compensation Committee believes that the Company’s compensation practices, and compensation philosophy align executive interests with those of its shareholders by linking total executive compensation to the Company’s overall financial performance and as evidenced by the Shareholder approval of the “say-on-pay” proposal at the May 22, 2025, Nuvera Annual Meeting.

Submitted by the Compensation Committee of the Board of Directors

Dennis E. Miller, Chair Brian D. Olsem
Wesley E. Schultz
Suzanne M. Spellacy

PROPOSAL 2 – RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Services of Independent Registered Public Accounting Firm for 2025

Olsen Thielen & Co., Ltd. served as the Company’s independent registered public accounting firm for the fiscal year ended December 31, 2025. The Audit Committee of the Board appointed Olsen Thielen & Co., Ltd. as the independent registered public accounting firm for the Company beginning with the fiscal year ended December 31, 2026.

Fees Billed and Paid to Independent Registered Public Accounting Firm

The following is a summary of fees billed by Olsen Thielen & Co., Ltd. for professional services rendered for the fiscal years ended December 31, 2025, and 2024, respectively.

Fee Category	2025 Fees	2024 Fees
Audit Fees	$326,155	$298,411
Audit Related Fees	12,500	11,500
All Other Fees	9,430	5,010
Total Fees	$348,085	$314,921

Audit Fees

Audit fees are those billed for professional services rendered for the audit of the Company’s annual consolidated financial statements and review of the interim consolidated financial statements included in quarterly reports.

Audit-Related Fees

Audit-related fees billed for assurance and services that are reasonably related to the performance of the audit or review of the Company’s consolidated financial statements and are not reported under “Audit Fees.” The audit-related fees for 2025 and 2024 related to the audits of the Company’s employee benefit plan.

All Other Fees

All other fees are those for products and services other than the services reported above. The fees billed for all other services paid in 2025 and 2024, respectively, were for general regulatory assistance. The Company typically does not engage its current independent registered public accounting firm directly for other fees or services.

Independence

The Audit Committee of the Board has determined that the provision of the non-audit services described above is compatible with maintaining the independence of the independent registered public accounting firm’s independence.

Audit Committee Pre-Approval Policy for Services of Independent Registered Public Accounting Firm

The Audit Committee annually approves the scope and fees payable for the year-end audit to be performed by the independent registered public accounting firm for the next fiscal year. The Audit Committee is required to pre-approve audit and non-audit services performed by the independent registered public accounting firm in order to ensure the provision of these services does not impair the independent registered public accounting firm’s independence. The Audit Committee does not delegate to management, its responsibilities to pre‑approve services performed by the independent registered public accounting firm. The Audit Committee pre-approved all services the Company received from Olsen Thielen & Co., Ltd. During the year ended December 31, 2025.

Appointment of Independent Registered Public Accounting Firm for 2026

Subject to ratification by the shareholders at the Annual Meeting, the Audit Committee of the Board has appointed Olsen Thielen & Co., Ltd. As the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026. In the event the shareholders fail to ratify the appointment, the Audit Committee will reconsider this appointment. Even if the appointment is ratified, the Audit Committee, in its discretion, may direct the appointment of a different independent registered public accounting firm at any time during the year if the Audit Committee determines that such a change would be in the Company’s and its shareholders’ best interests.

Ratification of the appointment of Olsen Thielen & Co., Ltd. as the Company’s independent registered public accounting firm requires that a majority of the votes cast, whether in person or by proxy, be cast in favor of the proposal. Broker non-votes are counted in determining the votes present at a meeting for purposes of establishing a quorum but are not considered votes cast and will not count either in favor or against the proposal. Abstentions are counted as present and entitled to vote for the purpose of determining a quorum but are not counted for the purposes of determining whether shareholders have approved the matter. Therefore, if you abstain from voting on Proposal 2: Ratification of Olsen Thielen & Co., Ltd. As the Company’s Independent Registered Public Accounting Firm, it has the same effect as a vote against the proposal.

Representatives of Olsen Thielen & Co., Ltd. are expected to be present at the annual meeting and will have an opportunity to make a statement if they desire to do so. They will also be available to respond to appropriate questions from shareholders in attendance.

THE BOARD AND THE AUDIT COMMITTEE RECOMMEND A VOTE “FOR” THE RATIFICATION OF APPOINTMENT OF OLSEN THIELEN & CO., LTD. AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.

PROPOSAL 3 – SHAREHOLDER PROPOSAL

Nuvera received the following proposal from Yichuan Xia and her husband and representative, Samuel J. Yake. Their address is 607 Muirfield Court, Berwyn, PA 19312. Ms. Xia has represented to the Company that she holds 143,688 shares of the Company’s common stock and that she intends to maintain such ownership through the date of the Annual Meeting. Mr. Yake has informed us that he expects to introduce and support the below proposal at the Annual Meeting on behalf of Ms. Xia. In accordance with SEC rules, we are reprinting the proposal and supporting statement in this proxy statement as they were submitted to Nuvera. Nuvera is not responsible for the contents of the proposal or the supporting statement.

The affirmative vote of the holders of a majority of shares represented at the Annual Meeting and entitled to vote is required to approve this Proposal 3. Abstentions will have the effect of a vote against Proposal 3 and broker non-votes have no effect on the proposal.

Shareholder Proposal

RESOLVED: That the Shareholders of Nuvera Communications, Inc. hereby request the Board of Directors to arrange for the prompt sale of Nuvera Communications, Inc. to the highest bidder.

REASONS

While it should be acknowledged that Nuvera has made progress with its Gig Cities project, this massive investment has not been recognized in the company’s stock price, the ultimate scorecard for investors.

Nuvera’s industry is consolidating and Nuvera should explore participating in this trend for the benefit of its shareholders. Comparable asset sales suggest selling the company could yield a significant premium over its recent market value. Shareholders might find relevant the ancient wisdom of Aesop regarding “a bird in the hand is worth two in the bush.”

The elimination of Nuvera’s cash dividend in September 2023, while perhaps understandable given the heavy capital expenditures related to the Gig Cities project, was a painful reminder to Nuvera shareholders that remaining independent has its costs.

I believe that the very poor performance of Nuvera Communications’ stock (the stock price has made no improvement for eight years) should cause the shareholders and the Board to examine whether remaining independent continues to make economic sense. I believe that the time has come for shareholders to realize the fair value of their investment in Nuvera Communications.

PLEASE VOTE FOR THIS IMPORTANT RESOLUTION.

Nuvera Board Statement and Position

The Board, together with Nuvera’s management, regularly reviews and assesses the Company’s performance, future growth prospects, business plans, industry trends and competitive position, and overall strategic direction. As part of this review process, the Board has considered and pursued a variety of strategic initiatives, including the current Gig Cities project. The Board is continuing to consider and pursue strategic alternatives, including potential strategic transactions with third parties. The Board is committed to being responsive to shareholders in its efforts to enhance shareholder value and is committed to fulfilling its duties to shareholders.

For these reasons, the Board is not recommending a vote for or against Proposal 3. Rather, the Board is interested in the viewpoints of the Company’s shareholders on Proposal 3. The Board will evaluate the voting results on Proposal 3, together with additional input received from shareholders in connection with the Annual Meeting and through Nuvera’s shareholder engagement program, in determining what actions it will take, consistent with its fiduciary duties.

Shareholders should note that the shareholder proposal is advisory in nature only and approval of the shareholder proposal would not, by itself, result in a sale of Nuvera as described in the proposal, and would not require any specific action by Nuvera or the Board.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Since the beginning of 2025, we have not entered into any transaction and there are no currently proposed transactions, in which we were or are to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of Nuvera’s total assets at year end for the last two completed fiscal years and in which any related person had or will have a direct or indirect material interest.

It is Company’s policy that all proposed transactions by the Company with directors, officers, five percent shareholders and their affiliates, be entered into only if these transactions are on terms no less favorable to the Company than could be obtained from unaffiliated parties, are reasonably expected to benefit the Company and are approved by a majority of the disinterested, independent members of its Board.

ANNUAL REPORT ON FORM 10-K

Upon written request to Nuvera Communications, Inc., 27 North Minnesota Street, New Ulm, Minnesota 56073, Attention: President, the Company will send, without charge, a copy of its Annual Report on Form 10-K for the fiscal year ended December 31, 2025, including the financial statements and the financial statement schedules as filed with the SEC, to any person whose proxy is being solicited. The Annual Report on Form 10-K can also be found on the Company’s website at www.nuvera.net.

SHAREHOLDER PROPOSALS FOR 2027 ANNUAL MEETING

The Company intends to first make available the Proxy Statement for its 2027 annual meeting on or about April 12, 2027. If any shareholder intends to present a proposal to be considered for inclusion in the Company’s proxy materials in connection with the Company’s 2027 Annual Meeting, the proposal must be in proper form pursuant to SEC Regulation 14A, Rule 14a-8 – Shareholder Proposals and be received at the principal Executive Offices of the Company at 27 North Minnesota Street, New Ulm, Minnesota 56073, Attention: CEO, no later than December 11, 2026. In addition, if the Company is not notified by February 25, 2027, of a proposal to be brought before the 2027 Annual Meeting by a shareholder, the proxies held by management may provide the discretion to vote against the proposal even though it is not discussed in the proxy statement for the meeting.

NOTICE AND ACCESS

For this 2026 Annual Meeting, Nuvera is distributing proxy materials to its shareholders exclusively through Notice and Access. This means rather than mailing a printed copy of the Proxy Statement and Proxy Card to all shareholders, each shareholder will receive a “Notice of Internet Availability of Proxy Materials.”

Upon receipt of this notice, either electronically or in the mail, any Nuvera shareholder can request printed full set materials and Nuvera will send them to the shareholder free of charge.

Nuvera believes that a majority of its shareholders now access materials electronically and that moving to Notice and Access rather than full set delivery of all proxy material will enable Nuvera to avoid the expense of printing and mailing proxy materials to all shareholders, while ensuring that printed materials remain available for all shareholders who request them. If you have any questions about Notice and Access, please feel free to contact the Company’s Secretary.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING

The proxy statement, proxy card, and Annual Report on Form 10-K for the year ended December 31, 2025, are available at the website: www.proxyvote.com.

DELINQUENT SECTION 16(a) REPORTS

Section 16(a) of the Exchange Act requires the Company’s officers, directors and persons who beneficially own more than 10% of the Company’s common stock (“10% shareholders”) to file reports of ownership and changes in ownership with the SEC. These officers, directors and 10% shareholders are also required by SEC rules to furnish the Company with copies of all Section 16(a) forms that they file. Based solely upon information provided to the Company by individual officers, directors and 10% shareholders, Nuvera believes that all of these filing requirements were satisfied by the Company’s officers, directors and 10% shareholders in calendar year 2025.

OTHER MATTERS

YOUR VOTE IS IMPORTANT. Whether or not you expect to attend the virtual meeting, please sign, and date the proxy and return it promptly in the enclosed envelope or take advantage of the option to vote by Internet or telephone. If you choose to return the proxy card by mail, we have enclosed an envelope, for which no postage is required if mailed in the United States. You may also vote your shares electronically either voting over the Internet at www.proxyvote.com or by touch-tone telephone at 1-800-690-6903. If your shares are held by a bank, broker, trustee, or some other nominee, that entity will give you separate voting instructions. You must follow these instructions to vote your shares of Nuvera common stock.

By Order of the Board of Directors /s/ Kathleen K. Lund Kathleen K. Lund Corporate Secretary

New Ulm, Minnesota

April 10, 2026

Nuvera

NUVERA COMMUNICATIONS, INC.
27 NORTH MINNESOTA STREET
NEW ULM, MN 56073

SCAN TO VIEW MATERIALS & VOTE

VOTE BY INTERNET
Before The Meeting - Go to **www.proxyvote.com or scan the QR Barcode above**

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 10:59 p.m. Central Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the website and follow the instructions to obtain your records and to create an electronic voting instruction form.

You may attend the meeting via the Internet and vote during the meeting. Have the information that is printed in the box marked by the arrow available and follow the instructions.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 10:59 p.m. Central Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

V89631-P46746 KEEP THIS PORTION FOR YOUR RECORDS

DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

NUVERA COMMUNICATIONS, INC.

The Board of Directors recommends you vote FOR the following directors:

	For All	Withhold All	For All Except
1. Election of Directors	☐	☐	☐

To withhold authority to vote for any individual nominee(s), mark "For All Except" and write the number(s) of the nominee(s) on the line below.

____

Nominees:

1) James J. Seifert
2) Colleen R. Skillings

The Board of Directors recommends you vote FOR proposal 2:

	For	Against	Abstain
2. To ratify the selection of Olsen Thielen & Co., Ltd. as the Company's independent registered public accounting firm for the year ending December 31, 2026.	☐	☐	☐

The Board of Directors makes NO recommendation with regard to proposal 3.

	For	Against	Abstain
3. To act on a shareholder proposal if properly presented.	☐	☐	☐

NOTE: The nominees for Board of Directors, if elected, will each hold office until the Annual Meeting of Shareholders to be held in 2029 and until his/her successor is elected and qualified.

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date

Signature (Joint Owners) Date

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.

V89632-P46746

NUVERA COMMUNICATIONS, INC.

The undersigned hereby appoints Dennis E. Miller, Wesley E. Schultz and Suzanne M. Spellacy, or any of them, with power of substitution, as proxies to vote the shares of common stock of the undersigned in Nuvera Communications, Inc. at the Annual Meeting of Shareholders to be held on May 21, 2026 at 10:00 a.m. CDT at www.virtualshareholdermeeting.com/NUVR2026 and at any adjournment thereof, upon all business that may properly come before the meeting, including the business identified (and in the manner directed) on this proxy and described in the proxy statement furnished herewith.

THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS.

Continued and to be signed on reverse side

Your **Vote** Counts!

NUVERA COMMUNICATIONS, INC.

2026 Virtual Annual Meeting
May 21, 2026
10:00 a.m. Central Time

Nuvera

NUVERA COMMUNICATIONS, INC.
27 NORTH MINNESOTA STREET
NEW ULM, MN 56073

V89633-P46746

You invested in NUVERA COMMUNICATIONS, INC. and it's time to vote!

You have the right to vote on proposals being presented at the Annual Meeting and ask questions during the meeting. **This is YOUR ONLY notice regarding the availability of proxy materials for the shareholder meeting to be held virtually on May 21, 2026 at 10:00 a.m. CDT.**

Get informed before you vote

View the Notice and Proxy Statement and Form 10-K online OR receive a free paper or email copy of the material(s) by requesting prior to May 7, 2026. If you would like to request a copy of the material(s) for this and/or future shareholder meetings, you may (1) visit www.ProxyVote.com, (2) call 1-800-579-1639, or (3) send an email to sendmaterial@proxyvote.com. If sending an email, please include your control number (indicated below) in the subject line.
UNLESS REQUESTED, YOU WILL NOT RECEIVE A PAPER OR E-MAIL COPY OF THE MEETING MATERIALS, including a mail-in ballot.

For complete information and to vote, visit **www.ProxyVote.com**

Control #

Smartphone users

Point your camera here and vote without entering a control number

Vote Virtually at the Meeting*

May 21, 2026
10:00 a.m. CDT

Virtually at:
www.virtualshareholdermeeting.com/NUVR2026

*Please check the meeting materials for any special requirements for meeting attendance.

Vote at www.ProxyVote.com

THIS IS NOT A VOTABLE BALLOT

This is an overview of the proposals being presented at the upcoming shareholder meeting. Please follow the instructions on the reverse side to vote these important matters.

Voting Items	Board Recommends
1. Election of Directors **Nominees:** 1) James J. Seifert 2) Colleen R. Skillings	For
2. To ratify the selection of Olsen Thielen & Co., Ltd. as the Company's independent registered public accounting firm for the year ending December 31, 2026.	For
3. To act on a shareholder proposal if properly presented.	None

NOTE: The nominees for Board of Directors, if elected, will each hold office until the Annual Meeting of Shareholders to be held in 2029 and until his/her successor is elected and qualified.

Prefer to receive an email instead? While voting on www.ProxyVote.com, be sure to click "Delivery Settings".

V89634-P46746